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                                                                   EXHIBIT 10.34

                            SHARE TRANSFER AGREEMENT



AGREEMENT dated as of December 30, 2001 between JAKKS Pacific, Inc., a Delaware corporation ("JAKKS Pacific"), with its principal offices at 22619 Pacific Coast Highway, Suite 250, Malibu, ca 90265 and JAKKS Pacific (HK) Limited, a Hong Kong corporation ("JAKKS HK"), with its principal offices at 7th Floor, Manulife Tower, 169 Electric Road, Hong Kong.

WHEREAS, JAKKS Pacific is the beneficial owner of all of the issued and outstanding shares of JAKKS HK (one share being held by Jack Friedman as nominee); and

WHEREAS, JAKKS Pacific is the beneficial owner of all of the issued and outstanding shares of Kidz Biz Limited, a private limited company organized under the laws of England and Wales ("Kidz Biz UK") and Kidz Biz Far East Limited, a Hong Kong private limited company ("Far East"); one share of Far East being held by Jack Friedman as nominee. Kidz Biz UK and Far East are sometimes collectively referred to as the "Kidz Biz Companies ", and JAKKS Pacific and JAKKS HK are sometimes collectively referred to as the "Parties."

WHEREAS, JAKKS Pacific wishes to sell and JAKKS HK wishes to acquire all of the shares of the Kidz Biz Companies owned by JAKKS Pacific.


NOW, THEREFORE, it is hereby agreed as follows:


1.   Certain Definitions.

     1.1 "Acquisition" means the purchase of the Kidz Biz Shares pursuant to this Agreement.

     1.2  "Effective Date" means December 30, 2001.

     1.3  "Far East Shares" means the shares of HK $1.00 each of Far East.

     1.4  "Kidz Biz Shares" means the Ordinary Shares and the Far East Shares.

     1.5 "Ordinary Shares" means the ordinary shares of Pound Sterling1 each of Kidz Biz UK.


2.   Purchase of the Kidz Biz Shares.

     2.1 Transfer of Shares. JAKKS Pacific hereby sells and JAKKS HK hereby buys the Ordinary Shares and the Far East Shares owned of record or beneficially by JAKKS Pacific at or after the Effective Date of this Agreement, free of any liens, claims or encumbrances created by JAKKS Pacific.


     2.2 Purchase Price. The Purchase Price for the Kidz Biz Shares is US $12,400,000.00, which




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shall be paid concurrently herewith by JAKKS HK to JAKKS Pacific by crediting such amount against the amounts due from JAKKS Pacific to JAKKS HK as of the Effective Date. The purchase price shall be allocated as follows: US $9,672,000.00 shall be allocated to the purchase of the Far East Shares and US $2,728,000 shall be allocated to the purchase of the Ordinary Shares.


3.   Representations and Warranties.

     3.1  JAKKS Pacific hereby represents and warrants as follows:

               (a) JAKKS Pacific Good Standing; Power and Authority. JAKKS Pacific is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full power and authority to own its assets and carry on its business as and in the places where such assets are now owned or such business is now being conducted. JAKKS Pacific has full corporate power and authority to execute and deliver this Agreement to assume and perform its obligations hereunder and thereunder. No Consent of, or Notice to, any Person is required as to JAKKS Pacific in connection with its execution and delivery of this Agreement or the performance of its obligations hereunder.

               (b) JAKKS HK Good Standing; Power and Authority. JAKKS HK is a company duly organized, validly existing and in good standing under the laws of Hong Kong, and has full power and authority to own its assets and carry on its business as and in the places where such assets are now owned or such business is now being conducted. JAKKS HK has full corporate power and authority to execute and deliver this Agreement to assume and perform its obligations hereunder and thereunder. No Consent of, or Notice to, any Person is required as to JAKKS HK in connection with its execution and delivery of this Agreement or the performance of its obligations hereunder.

4.   Miscellaneous.

     4.1 Amendment. Except as otherwise expressly provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.


     4.2 Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.


     4.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.


     4.4 Further Assurances. Each party hereto agrees to cooperate fully with the other parties in connection with preparing and filing any Notices or documents in connection with the Acquisition. Each party hereto shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as any other party hereto may reasonably request



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or as may otherwise be reasonably necessary or proper, to consummate and perfect the Acquisition.


     4.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a party hereto.


     4.6 Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by any party hereto without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void and without effect.


     4.7 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws.


     4.8 Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.


     4.9 Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.


     4.10 References. The terms "herein," "hereto," "hereof," "hereby" and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.


     4.11 Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments or arrangements relating thereto.



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     IN WITNESS WHEREOF, JAKKS and JAKKS HK, by their respective duly authorized officers, have duly executed this Agreement as of the date set forth in the Preamble hereto.


JAKKS PACIFIC (HK) LIMITED                  JAKKS PACIFIC, INC.


By: /s/ JACK FRIEDMAN                       By:  /s/ JACK FRIEDMAN
    ------------------------------              --------------------------------
Name:   Jack Friedman                              Name:  Jack Friedman
Title:  Director                                   Title: Chairman, CEO


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